INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS FOURTH QUARTER AND FISCAL 2020 EARNINGS

The company achieves record annual sales with growth from all four operating segments.

AUSTIN, Minn. (Nov. 24, 2020) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the fourth quarter of fiscal 2020. All comparisons are to the fourth quarter of fiscal 2019 unless otherwise noted.

The impact of the Sadler's Smokehouse acquisition (March 2020) is excluded in the presentation of the fourth quarter of fiscal 2020 non-GAAP measures of organic volume and organic net sales. The impact of the CytoSport divestiture last year is excluded from prior year adjusted diluted earnings per share. Operating free cash flow is also presented as a non-GAAP metric.

EXECUTIVE SUMMARY - FISCAL 2020
•Volume of 4.8 billion lbs., up 1%; organic volume1 up 2%
•Net sales of $9.6 billion, up 1%; organic net sales1 up 2%
•Operating income of $1.1 billion, down 8%
•Operating margin of 11.5% compared to 12.6% last year
•Diluted earnings per share of $1.66, down 8%; down 2% to adjusted diluted earnings per share1 last year
•Cash flow from operations of $1.1 billion, up 22%
•Operating free cash flow1 of $0.8 billion, up 21%

EXECUTIVE SUMMARY - FOURTH QUARTER
•Volume of 1.2 billion lbs., down 2%; organic volume1 down 3%
•Net sales of $2.4 billion, down 3%; organic net sales1 down 4%
•Operating margin of 11.4% compared to 12.8% last year
•Effective tax rate of 15.9% compared to 21.0% last year
•Diluted earnings per share of $0.43, down 9% from $0.47

EXECUTIVE COMMENTARY
"I'm proud of how our team overcame multiple challenges to deliver record sales this year," said Jim Snee, chairman of the board, president and chief executive officer. "We grew sales in all four segments, which speaks to the strategic balance we have built into our company. In several of our domestic businesses, strong demand for our products exceeded the available supply. From a bottom-line perspective, our experienced leadership team managed through the incremental supply chain costs we incurred related to the pandemic, which was the largest driver of our earnings decline," Snee said.

"For the quarter, growth in our International segment was incredibly strong, particularly in China, where we drove balanced growth between the retail and foodservice channels. International sales of SPAM® luncheon meat and SKIPPY® peanut butter remained robust," Snee said. "We continued to see a high level of growth for many retail and deli brands, including Applegate®, Columbus®, Jennie-O®, Hormel® Black Label®, Herdez® and SKIPPY®. Consistent with industry trends, our foodservice business showed declines this past quarter. As a leader in the industry, we will continue to support the distributor and operator community during this difficult time."

"I am optimistic about generating sales and earnings growth in fiscal 2021. Our One Supply Chain team delivered steady production improvements throughout the quarter, and our production capacity for key product lines is structurally higher as we move into next year. The balance we have across the retail, deli, foodservice and international channels gives us confidence in our ability to perform well in many different economic scenarios," Snee said. "This most recent surge of COVID-19 cases in communities does create a level of uncertainty in a number of areas, notably labor availability, customer demand and raw material markets. Our company has adjusted to these conditions and will continue to invest to meet the needs of our team members, customers, consumers and operators."

STRATEGIC INVESTMENTS
"We opened our new Burke pizza toppings plant expansion this quarter, which will provide much-needed capacity for our pizza toppings business," Snee said. "We are also on track to open our new state-of-the-art dry sausage production facility for Columbus® charcuterie products during the first half of the year."

"Finally, we are investing in a major capacity expansion for our pepperoni business," Snee said. "Even before the pandemic, we needed more capacity to support our retail and foodservice businesses. This expansion will give us a long runway to continue growing in this important category."

COVID-19 RESPONSE
"As we enter fiscal 2021, we are witnessing another dramatic increase in COVID-19 cases across the nation," Snee said. "Employee safety remains our top priority, and we are doubling down on our awareness initiative, KEEP COVID OUT!, which reinforces the importance of taking preventive measures at our production facilities and in our communities where we work and live."

For the full year, the company absorbed over $80 million in incremental supply chain costs primarily related to lower production volumes, employee bonuses and enhanced safety measures in its production facilities. The company estimates most of the incremental supply chain costs are temporary and can be minimized after the pandemic subsides.

DIVIDENDS
"We announced a five percent increase to our annual dividend, making the new dividend $0.98 per share," Snee said. "This is the 55th consecutive year in which we've increased our dividend, which is a testament to the strong and consistent performance our company continues to deliver."

Effective Nov. 16, 2020, the company paid its 369th consecutive quarterly dividend at the annual rate of $0.93 per share.

SEGMENT HIGHLIGHTS – FOURTH QUARTER

Refrigerated Foods

•Volume down 4%; organic volume1 down 5%
• Net sales down 5%; organic net sales1 down 7%
•Segment profit down 17%

Retail and deli sales growth from brands such as Applegate®, Hormel® Black Label® and Columbus®, in addition to the impact from the Sadler’s Smokehouse acquisition did not offset a significant decline in foodservice sales. Sales were impacted by production limitations due to the COVID-19 pandemic and lower inventory levels. The decline in segment profit was due to lower foodservice sales, incremental supply chain costs related to the COVID-19 pandemic and a decrease in commodity profits.

Grocery Products

•Volume up 1%
•Net sales down 1%
•Segment profit up 1%

Demand for center store brands remained strong, led by growth from brands such as SKIPPY®, Herdez® and Hormel® Compleats®. Sales were impacted by lower inventory levels and production limitations related to the COVID-19 pandemic on certain center store products and lower sales for MegaMex foodservice items. Segment profit increased as improved results across the nut butters portfolio more than offset increased freight expense and lower earnings from our MegaMex foodservice business.

Jennie-O Turkey Store

•Volume down 2%
•Net sales down 6%
•Segment profit down 21%

Volume and sales growth of Jennie-O® lean ground products and whole birds were exceptionally strong. Reduced demand for foodservice and commodity products led to the overall decline in sales. Lower foodservice earnings and increased supply chain costs related to the COVID-19 pandemic drove the significant decline in segment profit.

International & Other

•Volume down 1%
•Net sales up 8%
•Segment profit up 55%

Sales increased due to strong worldwide demand for SPAM® luncheon meat and growth in China. Results in China were positively impacted by strong demand for branded retail items, such as SKIPPY® peanut butter, and an accelerating recovery in the foodservice channel. The significant increase in segment profit was due to improved results in China, higher income from our partners in the Philippines, South Korea and Europe, and branded export growth.

CHANNEL HIGHLIGHTS – FOURTH QUARTER
In an effort to add an increased level of disclosure and clarity to the nature, timing and uncertainty of our revenue, net sales have been disaggregated into sales channels, which can also be found in the upcoming Form 10-K. The ongoing COVID-19 pandemic and subsequent changes in consumer behavior drove higher retail sales in each of the company's segments. Overall deli channel sales increased even as some categories declined. Foodservice net sales continued to show declines, similar to prior quarters. International sales increased primarily due to sales increases in China.
•U.S. retail net sales up 7%
•U.S. deli net sales up 1%
•U.S. foodservice net sales down 23%
•International net sales up 2%

SELECTED FINANCIAL DETAILS - FISCAL 2020

Income Statement
•Operating margin for the full year was 11.5% compared to 12.6%. The company was negatively impacted by higher operating costs in 2020 due to the impact of the COVID-19 pandemic.
•Selling, general and administrative expenses increased by 5%. The increase was primarily related to one-time adjustments in 2019 related to the CytoSport sale.
•Advertising investments were $124 million compared to $131 million last year.
•The effective tax rate was 18.5% compared to 19.1% last year.
•The fourth quarter and full year of fiscal 2021 contain an extra week as compared to fiscal 2020.

Cash Flow Statement
•Cash flow from operations was $1,128 million, up 22% compared to last year. The increase was primarily due to effective management of working capital.
•The company acquired the Sadler's Smokehouse business for $271 million during the year.
•Dividends paid to shareholders were $487 million. The company paid its 369th consecutive quarterly dividend on Nov. 16 at the annual rate of $0.93 per share, an 11% increase over the prior year.
•Capital expenditures were $368 million. The company's target for capital expenditures in fiscal 2021 is $350 million. Large projects include a new dry sausage facility in Nebraska, a pepperoni capacity expansion project, Project Orion and many other projects to support growth of branded products.
•Share repurchases totaled $12 million, representing 0.3 million shares purchased.
•Depreciation and amortization expense for the full year was $206 million. Depreciation and amortization expense for fiscal 2021 is expected to be approximately $210 million.

Balance Sheet
•The company is in a strong financial position with ample liquidity, a conservative level of debt and consistent cash flows.
•Cash on hand increased to $1,714 million from $673 million at the beginning of the year primarily due to the cash proceeds from the $1.0 billion debt offering during the year.
•Total long-term debt is $1,304 million compared to $250 million at the beginning of the year.
•Working capital increased to $2,075 million from $1,256 million at the beginning of the year, primarily related to a higher cash balance from the debt offering during the year.

PRESENTATION

A conference call will be webcast at 9 a.m. CST on Nov. 24, 2020. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-317-6003 and providing the access code 5831860. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CST, Nov. 24, 2020, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenue across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three straight years, is one of Fortune magazine's most admired companies, has appeared on Corporate Responsibility Magazine's "The 100 Best Corporate Citizens" list for 12 years in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The company lives by its purpose statement - Inspired People. Inspired Food.™ - to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statements regarding "Risk Factors" and "Forward-Looking Statements" that appear on pages 34-41 in the company's Form 10-Q for the fiscal quarter ended Jul. 26, 2020, which can be accessed at hormelfoods.com in the "Investors" section.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS
The non-GAAP adjusted financial measurement of adjusted diluted earnings per share is presented to provide investors with additional information to facilitate the comparison of past and present operations. Adjusted diluted earnings per share excludes the impact associated with the divestiture of the CytoSport business in fiscal 2019.

The non-GAAP adjusted financial measurements of organic net sales and organic volume are presented to provide investors with additional information to facilitate the comparison of past and present operations. Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the Sadler's Smokehouse acquisition (March 2020) in the Refrigerated Foods segment and the CytoSport divestiture (April 2019) in the Grocery Products, and International & Other segments.

The company defines the non-GAAP adjusted financial measurement of operating free cash flow as cash provided by or used in operating activities from continuing operations (a GAAP measure) less capital expenditures. The company views operating free cash flow as an important measure, because it is one factor in evaluating the amount of cash available for discretionary investments.

The company believes these non-GAAP financial measurements provide useful information to investors, because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except per share amounts)

ADJUSTED EARNINGS (NON-GAAP)

	Fifty-Two Weeks Ended
	October 25, 2020	October 27, 2019
	GAAP Earnings	GAAP Earnings	CytoSport Business Impact	Non-GAAP Adjusted Earnings	% Change
TOTAL SEGMENT PROFIT	$1,166,782	$1,214,735	$(26,808)	$1,187,927	(1.8)
Net unallocated expense	52,307	5,362	16,469	21,831	139.6
Noncontrolling interest	272	342	—	342	(20.5)
EARNINGS BEFORE INCOME TAX	$1,114,747	$1,209,715	$(43,277)	$1,166,438	(4.4)
Provision for income taxes	206,393	230,567	12,656	243,223	(15.1)
NET EARNINGS	$908,354	$979,148	$(55,933)	$923,215	(1.6)
Less: Net earnings attributable to noncontrolling interest	272	342	—	342	(20.4)
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$908,082	$978,806	$(55,933)	$922,873	(1.6)

DILUTED EARNINGS PER SHARE	$1.66	$1.80	$(0.10)	$1.70	(2.4)

OPERATING FREE CASH FLOW (NON-GAAP)

	Thirteen Weeks Ended			Fifty-Two Weeks Ended
	October 25, 2020	October 27, 2019	% Change	October 25, 2020	October 27, 2019	% Change
Net cash provided by operating activities	$249,938	$350,084		$1,128,024	$922,996
Purchases of property and equipment	(140,671)	(139,607)		(367,501)	(293,838)
TOTAL	$109,267	$210,477	(48.1)%	$760,523	$629,158	20.9%

ORGANIC VOLUME AND NET SALES (NON-GAAP)

	Thirteen Weeks Ended
	October 25, 2020			October 27, 2019
VOLUME (LBS.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Divestitures	Organic (Non-GAAP)	Non-GAAP % Change
Grocery Products	317,743	—	317,743	313,489	—	313,489	1.4
Refrigerated Foods	572,873	(4,772)	568,101	598,474	—	598,474	(5.1)
Jennie-O Turkey Store	237,435	—	237,435	242,421	—	242,421	(2.1)
International & Other	81,383	—	81,383	82,493	—	82,493	(1.3)
TOTAL	1,209,434	(4,772)	1,204,662	1,236,877	—	1,236,877	(2.6)
NET SALES
Grocery Products	$580,617	$—	$580,617	$584,085	$—	$584,085	(0.6)
Refrigerated Foods	1,308,842	(27,364)	1,281,478	1,373,009	—	1,373,009	(6.7)
Jennie-O Turkey Store	373,471	—	373,471	398,512	—	398,512	(6.3)
International & Other	157,175	—	157,175	145,907	—	145,907	7.7
TOTAL	$2,420,105	$(27,364)	$2,392,741	$2,501,513	$—	$2,501,513	(4.3)

	Fifty-Two Weeks Ended
	October 25, 2020			October 27, 2019
VOLUME (LBS.)	Reported GAAP	Acquisitions	Organic (Non-GAAP)	Reported GAAP	Divestitures	Organic (Non-GAAP)	Non-GAAP % Change
Grocery Products	1,281,562	—	1,281,562	1,283,492	(69,910)	1,213,582	5.6
Refrigerated Foods	2,360,571	(15,298)	2,345,273	2,325,156	—	2,325,156	0.9
Jennie-O Turkey Store	815,425	—	815,425	789,337	—	789,337	3.3
International & Other	337,149	—	337,149	339,296	(2,052)	337,244	—
TOTAL	4,794,707	(15,298)	4,779,409	4,737,281	(71,962)	4,665,319	2.4
NET SALES
Grocery Products	$2,385,291	$—	$2,385,291	$2,369,317	$(130,588)	$2,238,729	6.5
Refrigerated Foods	5,271,061	(89,363)	5,181,698	5,210,741	—	5,210,741	(0.6)
Jennie-O Turkey Store	1,333,459	—	1,333,459	1,323,783	—	1,323,783	0.7
International & Other	618,650	—	618,650	593,476	(3,889)	589,587	4.9
TOTAL	$9,608,462	$(89,363)	$9,519,099	$9,497,317	$(134,477)	$9,362,840	1.7

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	October 25, 2020	October 27, 2019	% Change
NET SALES
Grocery Products	$580,617	$584,085	(0.6)
Refrigerated Foods	1,308,842	1,373,009	(4.7)
Jennie-O Turkey Store	373,471	398,512	(6.3)
International & Other	157,175	145,907	7.7
TOTAL	$2,420,105	$2,501,513	(3.3)

SEGMENT PROFIT
Grocery Products	$81,642	$80,923	0.9
Refrigerated Foods	157,810	189,287	(16.6)
Jennie-O Turkey Store	32,618	41,031	(20.5)
International & Other	27,047	17,455	55.0
TOTAL SEGMENT PROFIT	299,116	328,696	(9.0)
Net unallocated expense	20,553	5,065	305.8
Noncontrolling interest	169	63	172.2
EARNINGS BEFORE INCOME TAX	$278,732	$323,694	(13.9)

	Fifty-Two Weeks Ended
	October 25, 2020	October 27, 2019	% Change
NET SALES
Grocery Products	$2,385,291	$2,369,317	0.7
Refrigerated Foods	5,271,061	5,210,741	1.2
Jennie-O Turkey Store	1,333,459	1,323,783	0.7
International & Other	618,650	593,476	4.2
TOTAL	$9,608,462	$9,497,317	1.2

SEGMENT PROFIT
Grocery Products	$358,008	$339,497	5.5
Refrigerated Foods	609,406	681,763	(10.6)
Jennie-O Turkey Store	105,585	117,962	(10.5)
International & Other	93,782	75,513	24.2
TOTAL SEGMENT PROFIT	1,166,782	1,214,735	(3.9)
Net unallocated expense	52,307	5,362	875.5
Noncontrolling interest	272	342	(20.4)
EARNINGS BEFORE INCOME TAX	$1,114,747	$1,209,715	(7.9)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	October 25, 2020	October 27, 2019	October 25, 2020	October 27, 2019
Net sales	$2,420,105	$2,501,513	$9,608,462	$9,497,317
Cost of products sold	1,962,340	2,007,790	7,782,498	7,612,669
GROSS PROFIT	457,765	493,723	1,825,963	1,884,648
Selling, general and administrative	190,797	183,795	761,315	727,584
Equity in earnings of affiliates	9,729	11,068	35,572	39,201
OPERATING INCOME	276,697	320,996	1,100,220	1,196,265
Interest & investment income	10,306	5,793	35,596	31,520
Interest expense	(8,270)	(3,095)	(21,069)	(18,070)
EARNINGS BEFORE INCOME TAXES	278,732	323,694	1,114,747	1,209,715
Provision for income taxes	44,207	68,128	206,393	230,567
(effective tax rate)	15.9%	21.0%	18.5%	19.1%
NET EARNINGS	234,526	255,566	908,354	979,148
Less: net earnings attributable to noncontrolling interest	169	63	272	342
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$234,356	$255,503	$908,082	$978,806

NET EARNINGS PER SHARE
Basic	$0.43	$0.48	$1.69	$1.83
Diluted	$0.43	$0.47	$1.66	$1.80

WEIGHTED AVG. SHARES OUTSTANDING
Basic	539,726	534,151	538,007	534,578
Diluted	548,029	543,802	546,592	545,232

Dividends declared per share	$0.2325	$0.2100	$0.9300	$0.8400

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	October 25, 2020	October 27, 2019
ASSETS
Cash and cash equivalents	$1,714,309	$672,901
Short-term marketable securities	17,338	14,736
Accounts receivable	702,419	574,396
Inventories	1,072,762	1,042,362
Income taxes receivable	41,449	19,924
Prepaid expenses	18,349	22,637
Other current assets	12,438	14,457
TOTAL CURRENT ASSETS	3,579,063	2,361,413

Goodwill	2,612,727	2,481,645
Other intangibles	1,076,285	1,033,862
Pension assets	183,232	135,915
Investments in and receivables from affiliates	308,372	289,157
Other assets	250,382	177,901
Property, plant & equipment, net	1,898,222	1,629,111
TOTAL ASSETS	$9,908,282	$8,109,004

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$644,609	$590,033
Accrued expenses	59,136	62,031
Accrued worker's compensation	25,070	24,272
Accrued marketing	108,502	96,305
Employee-related expenses	252,845	213,515
Taxes payable	22,480	6,208
Interest and dividends payable	132,632	112,685
Current maturities of long-term debt	258,691	—
TOTAL CURRENT LIABILITIES	1,503,965	1,105,049

Long-term debt, less current maturities	1,044,936	250,000
Pension and post-retirement benefits	552,878	536,490
Other long-term liabilities	157,399	115,356
Deferred income taxes	218,779	176,574
Accumulated other comprehensive loss	(395,250)	(399,500)
Other shareholder's investment	6,825,576	6,325,035
TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$9,908,282	$8,109,004

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	October 25, 2020	October 27, 2019	October 25, 2020	October 27, 2019
OPERATING ACTIVITIES
Net earnings	$234,526	$255,566	$908,354	$979,148
Depreciation and amortization	56,007	42,994	205,781	165,209
(Increase) decrease in working capital	(74,876)	(9,303)	(29,013)	(215,548)
Other	34,282	60,827	42,902	(5,813)
NET CASH PROVIDED BY OPERATING ACTIVITIES	249,938	350,084	1,128,024	922,996

INVESTING ACTIVITIES
Net (purchase) sale of securities	53	(612)	(2,589)	(14,496)
Proceeds from sale of business	—	5,921	—	479,806
Acquisitions of businesses and intangibles	—	—	(270,789)	—
Purchases of property and equipment	(140,671)	(139,607)	(367,501)	(293,838)
Proceeds from sales of property and equipment	450	1,144	1,916	37,402
(Increase) decrease in investments, equity in affiliates, and other assets	(10,109)	(1,634)	(17,352)	11,279
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(150,276)	(134,788)	(656,316)	220,153

FINANCING ACTIVITIES
Proceeds from long-term debt	—	—	992,381	—
Repayments of long-term debt and finance leases	(2,147)	—	(8,368)	(374,840)
Dividends paid on common stock	(125,373)	(112,082)	(487,376)	(437,053)
Share repurchase	—	—	(12,360)	(174,246)
Other	9,700	11,788	81,895	59,895
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(117,820)	(100,294)	566,172	(926,244)
Effect of exchange rate changes on cash	3,098	(2,300)	3,526	(3,140)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(15,060)	112,702	1,041,407	213,765
Cash and cash equivalents at beginning of period	1,729,368	560,199	672,901	459,136
CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,714,309	$672,901	$1,714,309	$672,901